UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2016

RELYPSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36184	26-0893742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Cardinal Way

Redwood City, CA 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 421-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2016, Relypsa, Inc. (the “Company”) entered into a Credit Agreement (the “Agreement”) with Athyrium Opportunities II Acquisition LP (“Athyrium”) and Healthcare Royalty Partners III, L.P. (together with Athyrium, the “Lenders”), and Cantor Fitzgerald Securities, as the Administrative Agent. The Agreement consists of a six-year term loan facility for an aggregate principal amount of $150.0 million (the “Borrowings”). The Borrowings under the Agreement bear interest through maturity at 11.5% per annum.

Principal payments on the Borrowings are paid in equal quarterly installments of 6.67% of the Borrowings beginning on December 15, 2018, with the outstanding balance to be repaid on April 27, 2022 (the “Maturity Date”). If the consolidated net sales of the Company are at least $85.0 million for the four fiscal quarter period ending September 30, 2018, then the Company may elect to delay the repayment of the principal amount of the Borrowings until June 15, 2019, and at such time the Company shall repay 7.69% of the principal amount of the Borrowings in equal quarterly installments, with the outstanding balance to be repaid on the Maturity Date. If the consolidated net sales of the Company are at least $115.0 million for the four fiscal quarter period ending September 30, 2018, then the Company may elect to delay the repayment of the principal amount of the Borrowings until June 15, 2020, and at such time the Company shall repay 11.11% of the principal amount of the Borrowings in equal quarterly installments, with the outstanding balance to be repaid on the Maturity Date. The Company is also required to make mandatory prepayments of the Borrowings under the Agreement, subject to specified exceptions, with the proceeds of asset sales, extraordinary receipts, debt issuances and specified other events. In addition, upon the occurrence of a change of control, the Company may prepay (or certain of the Lenders may require the Company to prepay), the outstanding amount of the Borrowings.

If all or any of the Borrowings are prepaid or required to be prepaid under the Agreement, then the Company shall pay, in addition to such prepayment, a prepayment premium (the “Prepayment Premium”) equal to (i) with respect to any such prepayment paid on or prior to April 27, 2018, an amount equal to the greater of (a) 1.00% of the principal amount of the Borrowings prepaid and (b) the amount, if any, by which (1) the present value as of such date of determination of (x) 111.50% of the principal amount of the Borrowings prepaid plus (y) all required interest payments that would have been due on the principal amount of the Borrowings prepaid through and including April 27, 2018, computed using a discount rate equal to the three month treasury rate plus 1.00%, exceeds (2) the principal amount of the Borrowings prepaid, (ii) with respect to any prepayment paid or required to be paid after April 27, 2018 but on or prior to April 27, 2019, 11.50% of the principal amount of the Borrowings prepaid, (iii) with respect to any prepayment paid or required to be paid after April 27, 2019 but on or prior to April 27, 2020, 5.75% of the principal amount of the Borrowings prepaid, (iv) with respect to any prepayment paid or required to be paid after April 27, 2020 but on or prior to April 27, 2021, 2.875% of the principal amount of the Borrowings prepaid and (v) with respect to any prepayment paid or required to be prepaid thereafter, 0.00% of the principal amount of the Borrowings prepaid.

Upon execution of the Agreement, the Company paid a closing fee to the Lenders of $1.5 million. Upon the prepayment or repayment of all or any of the Borrowings, the Company shall pay an exit fee in an amount equal to 2.00% of the principal amount of the Borrowings prepaid or repaid.

The obligations under the Agreement are secured by a lien on substantially all of the Company’s tangible and intangible property. The Agreement contains certain affirmative covenants, negative covenants and events of default, including, covenants and restrictions that among other things, require the Company and its subsidiary to satisfy certain financial covenants and restricts the ability of the Company and its subsidiary’s ability to, incur liens, incur additional indebtedness, make loans and investments, engage in mergers and acquisitions, engage in asset sales or sale and leaseback transactions, and declare dividends or redeem or repurchase capital stock. A failure to comply with these covenants could permit the Lenders under the Agreement to declare the Borrowings, together with accrued interest and fees, to be immediately due and payable.

In addition, pursuant to the Agreement, the Company issued the Lenders warrants (the “Warrants”) to purchase an aggregate of 239,872 shares of the Company’s common stock, $0.001 par value per share, at an exercise price of $18.76 per share. The Warrants are immediately exercisable upon issuance, and excluding certain mergers or acquisitions, will expire on the seven-year anniversary of the date of issuance.

The foregoing description of the material terms of the Agreement and the Warrants does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2016, and the form of Warrant, which is filed as an exhibit to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The offer and sale of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants were offered and sold to accredited investors in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant, dated as of April 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2016	RELYPSA, INC.

	By:	/s/ Ronald A. Krasnow
Ronald A. Krasnow
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant, dated as of April 27, 2016.